EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Innotrac Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-66045 and No. 333-54970) of Innotrac Corporation of our report dated April 11, 2008, relating to the financial statements and schedule, which appears in the Company’s Annual Report to shareholders on Form 10-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

Atlanta, Georiga
April 11, 2008